UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CPEX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	26 — 1172076 (I.R.S. Employer Identification No.)
2 Holland Way
Exeter, New Hampshire 03833
(Address of principal executive office) (ZIP code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	NASDAQ Capital Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
Index to Exhibits

EXPLANATORY NOTE
     This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by CPEX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on June 19, 2008 (including the Exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meanings set forth in the Rights Agreement, dated as of June 13, 2008, between the Company and American Stock Transfer & Trust Company, LLC (as may be amended from time to time, the “Rights Agreement”), a New York limited liability trust company (the “Rights Agent”).
Item 1. Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A is amended and supplemented by adding the following:
Amendment to Rights Agreement
     In connection with the execution of the Agreement and Plan of Merger, dated as of January 3, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among FCB I Holdings Inc., a Delaware corporation (“NewCo”), FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and each of NewCo and Merger Sub a “Buyer Entity” and collectively, the “Buyer Entities”) and the Company, the Company and the Rights Agent entered into an amendment to the Rights Agreement, dated as of January 3, 2011 (the “Amendment”). The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger Agreement and the Voting Agreements (as such term is defined in the Merger Agreement and, together with the Merger Agreement, the “Transaction Agreements”) and the transactions contemplated by the Transaction Agreements and the Merger (as such term is defined in the Merger Agreement). The Amendment provides that the execution and delivery of the Transaction Agreements or the consummation of the Merger or the other transactions contemplated by the Transaction Agreements will not result in any of the Buyer Entities being deemed an Acquiring Person or a Beneficial Owner. In addition, the Amendment provides that none of a Stock Acquisition Date, a Distribution Date, a Section 11(a)(ii) Event or a Section 13 Event shall occur, and that the Rights will not be adjusted or become exercisable, in each case, by reason of the approval or execution of the Transaction Agreements, stockholder approval of the Merger Agreement, and/or the consummation of the Merger or the other transactions contemplated by the Transaction Agreements.
     The Amendment also provides that the Rights will become exercisable in whole or in part at any time after the Distribution Date and at or prior to the earliest of (i) 5:00 P.M., New York City time, on June 13, 2018, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 of the Rights Agreement and (iii) immediately prior to the Effective Time (as such term is defined in the Merger Agreement). The Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time.
Miscellaneous
     The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2 to this Amendment to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of June 13, 2008, between CPEX Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 18, 2008 and incorporated herein by reference.

4.2	Amendment to Rights Agreement, dated as of January 3, 2011, by and between CPEX Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 4, 2011 and incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CPEX PHARMACEUTICALS, INC.
By:	/s/ Robert P. Hebert
Robert P. Hebert
Vice President and Chief Financial Officer

Date: February 17, 2011

Index to Exhibits

Exhibit No.	Description
4.1	Rights Agreement, dated as of June 13, 2008, between CPEX Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 18, 2008 and incorporated herein by reference.

4.2	Amendment to Rights Agreement, dated as of January 3, 2011, by and between CPEX Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 4, 2011 and incorporated herein by reference.